Exhibit 8.1

March 26, 2021

Sociedad Química y Minera de Chile S.A.,

El Trovador 4285, 6th Floor

Las Condes,

Santiago, Chile

Ladies and Gentlemen,

We have acted as special Chilean counsel for Sociedad Química y Minera de Chile S.A., an open stock corporation (sociedad anónima abierta), organized and existing under the laws of the Republic of Chile (the “Company”), in connection with the prospectus supplement dated the date hereof (the “Prospectus Supplement”) to the prospectus dated March 19, 2021 (the “Prospectus”) that is part of the Registration Statement on Form F-3 (Registration No. 333-254538) filed by the Company under the Securities Act of 1933, as amended (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the registration for issuance and sale by the Company of (i) Series B common shares (the “Series B Common Shares”), (ii) American Depositary Shares representing Series B Common Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”), by and among the Company, The Bank of New York Mellon, as depositary, and the holders and Owners (as defined therein) from time to time of ADSs, (iii) rights to subscribe for Series B Common Shares (or ADSs representing Series B Common Shares) (“Subscription Rights” and together with Series B Common Shares and ADSs, the “Securities”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other instruments, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

I hereby confirm that the statements with regard to Chilean tax law in the Prospectus Supplement under the caption “Taxation—Material Chilean Tax Consequences” are my opinion and constitute a fair and accurate summary of the matters set forth therein in all material respects, subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement.

This opinion letter speaks only as of the date hereof. Accordingly, any person relying on this opinion letter at any time after the date of this opinion letter should seek advice of its counsel as to the proper application of this opinion letter at such time.

I express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement, the Prospectus, or the Registration Statement other than as expressly set forth herein, nor do I express any opinion herein concerning any law other than the tax laws of the Republic of Chile in force and as interpreted at the date of this opinion. I have not, for purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

I hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to me under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Prospectus Supplement, the Prospectus, or the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Sincerely,

/s/ José Luis Ambrosy

José Luis Ambrosy

Claro & Cia.